Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our reports dated February 24, 2023, relating to the consolidated financial statements of Vivint Smart Home, Inc. as of and for the years ended December 31, 2022 and 2021 included as an exhibit and incorporated by reference in this Current Report on Form 8-K of NRG Energy, Inc.

/s/ Ernst & Young LLP

Salt Lake City, UT

March 1, 2023